Processa Pharmaceuticals Announces Reverse Stock Split and Launches New Website

HANOVER, Md., Dec. 11, 2017 /PRNewswire/ -- Processa Pharmaceuticals, Inc. (the "Processa") (OTC PINK: PCSA), formed from the merger of Promet Therapeutics and Heatwurx Inc., is an emerging clinical stage biotech company focused on the development of drugs for the treatment of high unmet medical need conditions.  Processa announced today that the Financial Industry Regulatory Association (FINRA) confirmed the below listed corporate actions requested by Processa:

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1-7 Reverse Split

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Pre-Split Total Shares Outstanding: 246,907,902

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Post-Split Total Shares Outstanding: 35,272,557

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New Name: Processa Pharmaceuticals, Inc. (Previously Heatwurx, Inc.)

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New CUSIP: 74275C106

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Daily List Announcement Date: 12/7/2017

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Market Effective Date: 12/8/2017

"Our Name - Processa Pharmaceuticals – represents our core technology as a biotech company specializing in the drug development and regulatory approval process. We are not a drug discovery company designing and developing new molecules for a specific pharmacological target nor are we a specialty pharmaceutical company focusing on a group of diseases or a system of the body. In fact, given we have worked on more than 30 FDA drug approvals and interacted with almost every division within the FDA over the last 25 years, we are agnostic to the disease or pharmacological target. The Processa technology platform, different than other companies, is our experience and approach in efficiently navigating through the drug development and FDA approval process," said Dr. David Young, Chief Executive Officer of the Company. "Our approach to selecting pipeline drugs is also unique.  As we expand our pipeline, Processa is selecting drugs which already have some clinical evidence to support their ability to improve a patient's survival and/or quality of life whether it be the drug already has been evaluated in patients through a proof-of-concept study or the drug is a better version of a drug that has shown some patient efficacy.  Most importantly, our approach to development and approval as well as the type of drugs being selected for the pipeline will provide new and better treatments for patients who have a high unmet medical need and create significant value for the shareholders of Processa."

Following the reverse split effective date, a letter "D" will be placed on the Company's trading symbol for 20 business days. The new symbol will be "PCSAD".  The letter "D" will be removed in 20 business days and the trading symbol will revert back to "PCSA".

With the official name change to Processa Pharmaceuticals, Inc., Processa is also launching its website (http://www.processapharma.com) to assist individuals in following Processa's mission and products in development.

About PROCESSA

Processa Pharmaceuticals is an emerging clinical stage company focused on the development of drug products that are intended to improve the survival and/or the quality of life of patients who have a high unmet medical need condition. The company has assembled a proven management team, Board of Directors and product development team. The Processa team has over 25 years of experience developing drug products from IND enabling studies to NDA approvals while working on more than 50 drug development programs, including 30 FDA drug approvals.

For More Information:

Investor Relations:  Patrick Lin

plin@processapharma.com

925-638-3218

Media:  Mark Leonard

mark@reachthenextlevel.com

847-651-9682